SCHEDULE OF REGISTRANT'S SUBSIDIARIES


National Business Resource Development Corporation

Security Land and Development Company
  Limited Partnership.

Rustic Crafts International, Inc

Regtransco, Inc.

Transcontinental Drilling Company

Speed.Com, Inc.

Iron Mountain Resources, Inc.


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